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STARWOOD HOTELS & RESORTS NAMES THOMAS MANGAS EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

STAMFORD, Conn. (August 26, 2014) – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) today announced that Thomas B. Mangas has been named Executive Vice President, Chief Financial Officer, effective September 29, 2014. Mangas will be a member of Starwood’s Senior Leadership Team and report to President and Chief Executive Officer Frits van Paasschen.

Mangas most recently served as Executive Vice President and Chief Executive Officer of Armstrong Floor Products, a division of Armstrong World Industries, Inc. From 2010 to 2013, he was Senior Vice President and Chief Financial Officer of the parent company, Armstrong World Industries, Inc., where he was responsible for finance, investor relations, information technology, and global business services. During his tenure, he helped lead a transformation of this 150-year-old global company with 33 plants in eight countries, including dramatic expansion into emerging markets, significant cost reductions, and an improved capital structure. Previously, he spent 20 years at The Procter & Gamble Company in increasingly senior finance and accounting positions.

“We are excited to welcome Tom as our new CFO, and believe he is a perfect fit for Starwood with his deep global and consumer brand experience, strong track records in both finance and operations, and tenure working for a large global organization,” said Frits van Paasschen, President and Chief Executive Officer. “Our team will benefit from his leadership as we continue to grow our fee business and footprint around the world.”

In his most recent role at P&G, Mangas oversaw finance and accounting for the company’s Global Beauty & Grooming business with responsibility for six of P&G’s businesses units and a global team of over 1,300 people. He led strategic planning and analysis, resource prioritization, cost management, and acquisitions. In addition to his significant consumer brand experience, Mangas worked in many global markets, including serving as CFO of P&G’s 10-country hub in Turkey, the Caucasus, and Central Asia earlier in his career. He holds a bachelor’s degree in economics and history from the University of Virginia.

About Starwood Hotels & Resorts Worldwide, Inc.
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with nearly 1,200 properties in 100 countries and 181,400 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft®, and Element®. The Company boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG®), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood also owns Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands. For more information, please visit www.starwoodhotels.com.